Exhibit 99.1

Horizon Technology Finance Announces First Quarter 2026 Financial Results

- Successfully Completed Merger with Monroe Capital Corporation in April -

- First Quarter 2026 Net Investment Income per Share of $0.19; NAV per Share of $6.98 -

- Debt Portfolio Yield of 15.2% -

- Ends Quarter with Committed Backlog of $180 Million -

Farmington, Connecticut – May 5, 2026 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), an affiliate of Monroe Capital, today announced its financial results for the first quarter ended March 31, 2026.

First Quarter 2026 and Recent Highlights

●

In April, successfully completed merger with Monroe Capital Corporation (“MRCC”), receiving approximately $141.1 million in cash and issuing 20,370,645 shares of common stock in the aggregate to MRCC stockholders

●	Created a new joint venture, RoHo Capital Opportunity Fund LLC, with CR Financial Holdings, Inc., the holding company for Roth Capital Partners, LLC (“Roth”)
●	Net investment income (“NII”) of $9.0 million, or $0.19 per basic share, compared to $10.7 million, or $0.27 per basic share for the prior-year period
●	Total investment portfolio of $695.7 million as of March 31, 2026
●	Net asset value of $333.9 million, or $6.98 per share as of March 31, 2026
●	Annualized portfolio yield on debt investments of 15.2% for the quarter
●	Funded five loans totaling $120.0 million
●	Experienced liquidity events from two portfolio companies
●	Cash of $73.3 million and credit facility capacity of $284.0 million as of March 31, 2026
●	Held portfolio of warrant and equity positions in 91 companies as of March 31, 2026
●	Undistributed spillover income of $0.52 per share as of March 31, 2026
●

Subsequent to quarter end, declared regular cash distributions of $0.06 per share payable in July, August and September 2026 and, in accordance with the Company’s previously announced intent to make additional distributions with its undistributed net investment income, or “spillover” income”, special cash distributions of $0.03 per share payable in July, August and September 2026

“We are thrilled to have successfully completed our merger with MRCC and are excited to accelerate the next chapter of Horizon,” said Mike Balkin, Chief Executive Officer of Horizon. “Strengthened by the infusion of significant new capital from the merger, as well as the backing of Monroe Capital’s resources, expertise and ability to participate in larger-size, high-quality originations, we expect our efforts to compete and win attractive debt investment opportunities will result in strong portfolio and pipeline growth. We also are excited to jumpstart the RoHo JV with Roth as our partner. RoHo offers the venture market another compelling option for growth financing and will help contribute to growth in our portfolio and pipeline.”

“For the quarter, we were pleased to grow our portfolio for the second consecutive quarter, while delivering NII that exceeded our distributions and experiencing stable credit,” added Mr. Balkin. “Moving forward, with a strengthened balance sheet and robust pipeline, we believe we are in an excellent position to execute on our growth strategy, to continue as a leading financial partner to the innovation economy and ultimately to drive long-term value creation for shareholders.”

First Quarter 2026 Operating Results

Total investment income for the quarter ended March 31, 2026 was $24.1 million, compared to $24.5 million for the quarter ended March 31, 2025, primarily due to lower interest income on debt investments from a smaller debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended March 31, 2026 and 2025 was 15.2% and 15.0%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended March 31, 2026 were $14.8 million, compared to $13.4 million for the quarter ended March 31, 2025. The increase was primarily due to a $1.8 million increase in incentive fees, partially offset by a $0.5 million decrease in interest expense and a $0.1 million decrease in base management fee due to a lower average weighted size of the portfolio in the quarter.

Net investment income for the quarter ended March 31, 2026 was $9.0 million, or $0.19 per basic share, compared to $10.7 million, or $0.27 per basic share, for the quarter ended March 31, 2025.

For the quarter ended March 31, 2026, net realized loss on investments was $0.2 million, compared to a slight net realized gain on investments for the quarter ended March 31, 2025. For the quarter ended March 31, 2026, net realized loss on extinguishment of debt was $1.4 million, or $0.03 per basic share.

For the quarter ended March 31, 2026, net unrealized depreciation on investments was $4.6 million, or $0.10 per basic share, compared to net unrealized depreciation on investments of $32.2 million, or $0.80 per basic share, for the prior-year period.

Portfolio Summary and Investment Activity

As of March 31, 2026, the Company’s debt portfolio consisted of 41 secured loans with an aggregate fair value of $645.6 million. In addition, the Company’s total warrant, equity and other investments in 99 portfolio companies had an aggregate fair value of $50.1 million. Total portfolio investment activity for the three months ended March 31, 2026 and 2025 was as follows:

($ in thousands)	For the Three Months Ended March 31,
	2026	2025
Beginning portfolio	$647,244	$697,891

New debt and equity investments	120,004	102,439

Less refinanced debt balances	(30,000)	(28,750)

Net new debt and equity investments	90,004	73,689

Principal payments received on investments	(4,884)	(11,171)

Early pay-offs and principal paydowns	(33,164)	(39,574)

Payment-in-kind interest on investments	1,278	285

Accretion of debt investment fees	1,619	1,388

New debt investment fees	(1,585)	(804)

Warrants received in settlement of fee income	—	5
Proceeds from sale of investments	(104)	(1)

Net realized (loss) gain on investments	(161)	1
Net unrealized depreciation on investments	(4,600)	(32,156)

Other	50	—

Ending portfolio	$695,697	$689,553

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of March 31, 2026 and December 31, 2025:

($ in thousands)	March 31, 2026			December 31, 2025
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	5	$71,009	11.0%	5	$72,213	12.1%
3	28	500,119	77.4%	25	445,790	74.8%
2	4	50,208	7.8%	4	53,503	9.0%
1	4	24,293	3.8%	4	24,519	4.1%
Total	41	$645,629	100.0%	38	$596,025	100.0%

As of March 31, 2026 and December 31, 2025, Horizon’s loan portfolio had weighted average credit ratings of 3.0 and 2.9, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of March 31, 2026, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $33.1 million and an aggregate fair value of $24.3 million. As of December 31, 2025, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $33.8 million and an aggregate fair value of $24.5 million.

Liquidity and Capital Resources

As of March 31, 2026, the Company had $105.3 million in available liquidity, consisting of $73.3 million in cash and money market funds, and $32.0 million in funds available under existing credit facility commitments.

As of March 31, 2026, there was $45.0 million in outstanding principal balance under the $150.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $300.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

As of March 31, 2026, there was $181.0 million in outstanding principal balance under the $250 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 6.57%.

Additionally, as of March 31, 2026, there was $90.0 million in outstanding principal balance under the $200 million senior secured credit facility with a large U.S.-based insurance company at an interest rate of 7.21%.

On October 17, 2024, the Company entered into a note purchase agreement, by and among the Company, and each purchaser named therein, in connection with the issuance and sale of $20.0 million aggregate principal of the Company’s 7.125% convertible notes due 2031 (the “2031 Convertible Notes”). As of March 31, 2026, the aggregate outstanding principal balance of the 2031 Convertible Notes was $2.8 million.

On September 4, 2025, the Company entered into a note purchase agreement, by and among the Company, and each purchaser named therein, in connection with the issuance and sale of $40.0 million aggregate principal of the Company’s 5.50% convertible notes due 2030 (the “2030 Convertible Notes”). During the quarter ended March 31, 2026, the holders of a portion of the 2030 Convertible Notes converted $15.1 million in outstanding principal of the 2030 Convertible Notes plus accrued but unpaid interest on such outstanding principal as of the conversion date into 2,118,250 shares of common stock at a weighted average conversion price of $7.12, together with cash in lieu of fractional shares, in accordance with noteholder conversion notice. As of March 31, 2026, the aggregate outstanding principal balance of the 2030 Convertible Notes was $16.5 million.

As of March 31, 2026, the Company’s net debt to equity leverage ratio was 113%, below the Company’s 120% targeted leverage. The asset coverage ratio for borrowed amounts was 174%.

Liquidity Events

During the quarter ended March 31, 2026, Horizon experienced liquidity events from two portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In March, with the proceeds of a new loan from HRZN, a portfolio company paid its outstanding principal balance of $30.0 million on its venture loan, plus interest and end-of-term payment. HRZN continues to hold warrants in the company.

In March, a portfolio company paid its outstanding principal balance of $32.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

Net Asset Value

At March 31, 2026, the Company’s net assets were $333.9 million, or $6.98 per share, compared to $305.5 million, or $7.57 per share, as of March 31, 2025, and $318.5 million, or $6.98 per share, as of December 31, 2025.

For the quarter ended March 31, 2026, net increase in net assets resulting from operations was $2.8 million, or $0.06 per basic share, compared to a net decrease in net assets resulting from operations of $21.4 million, or $0.53 per basic share, for the quarter ended March 31, 2025.

Stock Repurchase Program

During the quarter ended March 31, 2026, the Company did not repurchase any shares of its common stock under its stock repurchase program. From the date of the inception of the Company’s stock repurchase program through March 31, 2026, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million. On May 1, 2026, the Company’s board of directors extended through June 30, 2027, the Company’s stock repurchase program which currently allows the Company to repurchase up to $10.0 million of its common stock at prices below the Company’s net asset value per share as reported in its most recent consolidated financial statements, provided such purchases, in the aggregate, do not exceed two percent (2%) of the shares outstanding at the time of purchase and such shares are purchased only when the such shares are trading below 90% of the Company's most recently disclosed net asset value per share.

Recent Developments

On April 1, 2026, the Company funded a $15.0 million debt investment to a new portfolio company, Stellar Cyber, Inc.

On April 14, 2026, the Company closed its merger with Monroe Capital Corporation. In connection with the closing of the merger, the Company received approximately $141.1 million in cash and issued 20,370,645 shares of its common stock in the aggregate, or 0.9402 shares of its common stock for each share of MRCC common stock, to MRCC stockholders (and payment of cash in lieu of fractional shares). Former MRCC stockholders and legacy stockholders of the Company own 29.86% and 70.14% of the combined company, respectively, immediately following the closing of the merger.

On April 14, 2026, the Company repaid the outstanding balance of $45.0 million on its Key Facility from the proceeds of its merger with MRCC.

On April 30, 2026, the Company funded a $3.0 million debt investment to a new portfolio company, Bastille Buyer, Inc.

On April 30, 2026, the Company funded a $4.0 million debt investment to a new portfolio company, Volt Bidco, Inc.

Monthly Distributions Declared in Second Quarter 2026

On May 1, 2026, the Company’s Board declared regular monthly cash distributions of $0.06 per share payable in each of July, August and September 2026, and, in accordance with the Company’s previously announced intent to make additional distributions with its undistributed net investment income, or “spillover” income, special monthly cash distributions of $0.03 per share payable in each of July, August and September 2026. The following tables show these monthly and special distributions, which total $0.27 per share:

Regular Monthly Distributions Payable in Third Quarter 2026

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
June 17, 2026	June 17, 2026	July 15, 2026	$0.06
July 16, 2026	July 16, 2026	August 14, 2026	$0.06
August 17, 2026	August 17, 2026	September 15, 2026	$0.06
		Total:	$0.18

Special Monthly Distributions Payable in Third Quarter 2026

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
June 17, 2026	June 17, 2026	July 15, 2026	$0.03
July 16, 2026	July 16, 2026	August 14, 2026	$0.03
August 17, 2026	August 17, 2026	September 15, 2026	$0.03
		Total:	$0.09

After paying distributions of $0.33 per share and earning net investment income of $0.19 per share for the quarter, the Company’s undistributed spillover income as of March 31, 2026 was $0.52 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

The Company’s board of directors sets the level of distributions for each quarter based on its results of operations, spillover income and longer-term outlook, including expected operating results for the current fiscal year. When declaring distributions, the Company’s board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, May 6, 2026 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13759343. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN), externally managed by Horizon Technology Finance Management LLC, an affiliate of Monroe Capital, is a leading specialty finance company that provides capital in the form of secured loans to venture capital and private equity-backed companies and publicly traded companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located throughout the U.S. Monroe Capital is a premier asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(646) 200-8885

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	March 31,	December 31,
	2026	2025
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $668,376 and $616,236, respectively)	$631,495	$584,100
Non-controlled affiliate investments at fair value (cost of $89,941 and $89,033, respectively)	64,202	63,144
Total investments at fair value (cost of $758,317 and $705,269, respectively)	695,697	647,244
Cash	34,489	105,519
Investments in money market funds	36,139	34,711
Restricted investments in money market funds	2,634	2,463
Interest receivable	12,742	12,086
Other assets	9,946	9,081
Total assets	$791,647	$811,104

Liabilities
Borrowings	$447,166	$473,027
Distributions payable	2,872	15,053
Base management fee payable	1,041	975
Incentive fee payable	1,765	—
Other accrued expenses	4,940	3,547
Total liabilities	457,784	492,602

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2026 and December 31, 2025	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 48,027,471 and 45,781,280 shares issued and 47,860,006 and 45,613,815 shares outstanding as of March 31, 2026 and December 31, 2025, respectively	53	51
Paid-in capital in excess of par	575,167	559,355
Distributable loss	(241,357)	(240,904)
Total net assets	333,863	318,502
Total liabilities and net assets	$791,647	$811,104
Net asset value per common share	$6.98	$6.98

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2026	2025
Investment income
From non-affiliate investments:
Interest income	$21,073	$23,438
Payment-in-kind interest income	437	77
Fee income	997	1,062
From non-controlled affiliate investments:
Payment-in-kind interest income	841	—
Interest income	731	—
From controlled affiliate investments:
Payment-in-kind interest income	—	208
Interest reversal	—	(269)
Total investment income	24,079	24,516
Expenses
Interest expense	8,179	8,681
Base management fee	3,120	3,180
Performance based incentive fee	1,765	—
Administrative fee	640	406
Professional fees	757	725
General and administrative	380	427
Total expenses	14,841	13,419
Net investment income before excise tax	9,238	11,097
Provision for excise tax	267	378
Net investment income	8,971	10,719
Net realized and unrealized loss
Net realized (loss) gain on non-affiliate investments	(161)	1
Net realized (loss) gain on investments	(161)	1
Net realized loss on extinguishment of debt	(1,432)	—
Net realized (loss) gain	(1,593)	1
Net unrealized depreciation on non-affiliate investments	(4,750)	(12,037)
Net unrealized appreciation (depreciation) on non-controlled affiliate investments	150	(2)
Net unrealized depreciation on controlled affiliate investments	—	(20,117)
Net unrealized depreciation on investments	(4,600)	(32,156)
Net realized and unrealized loss	(6,193)	(32,155)
Net increase (decrease) in net assets resulting from operations	$2,778	$(21,436)
Net investment income per common share - basic	$0.19	$0.27
Net investment income per common share - diluted	$0.19	$0.27
Net increase (decrease) in net assets resulting from operations per common share - basic	$0.06	$(0.53)
Net increase (decrease) in net assets resulting from operations per common share - diluted	$0.06	$(0.53)
Weighted average shares outstanding - basic	47,316,637	40,223,393
Weighted average shares outstanding - diluted	47,316,637	40,223,393
Distributions declared per share	$0.18	$0.33